                                                                    EXHIBIT 10.7



                          ASSET CONTRIBUTION AGREEMENT

                                 by and between

                           Monarch Dental Corporation
                                    as Buyer

                                      and

                             Shears Vanguard, Ltd.
                                   as Seller

                                      and

              Shears Vanguard Inc., Shears Vanguard General, Inc.,
                   Shears Vanguard SMI Inc., MDC Dental, Inc.

                                      and

                             Dr. Charles G. Shears

                          ASSET CONTRIBUTION AGREEMENT
                                     INDEX

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
ARTICLE 1.    CONTRIBUTION OF ASSETS AND LIABILITIES  . . . . . . . . . . . .  2

       1.1    Contribution of Assets  . . . . . . . . . . . . . . . . . . . .  2
       1.2    Assumption of Liabilities   . . . . . . . . . . . . . . . . . .  5
       1.3    Purchase Price and Payment; Adjustment  . . . . . . . . . . . .  7
       1.4    Time and Place of Closing   . . . . . . . . . . . . . . . . . .  7
       1.5    Certain Closing Deliveries  . . . . . . . . . . . . . . . . . .  8
       1.6    Further Assurances  . . . . . . . . . . . . . . . . . . . . . .  9
       1.7    Allocation of Purchase Price  . . . . . . . . . . . . . . . . .  9
       1.8    Procedures for Assets not Transferable  . . . . . . . . . . . .  9
       1.9    Non-Competition Agreement   . . . . . . . . . . . . . . . . . .  9

ARTICLE 2.    REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENTS.   . . . . 10

       2.1    Making of Representations and Warranties  . . . . . . . . . . . 10
       2.2    Organization and Qualification; Capital Stock   . . . . . . . . 10
       2.3    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . 10
       2.4    Authority; Noncontravention   . . . . . . . . . . . . . . . . . 10
       2.5    Status of Property  . . . . . . . . . . . . . . . . . . . . . . 11
       2.6    Financial Statements; Undisclosed Liabilities   . . . . . . . . 14
       2.7    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
       2.8    Collectibility of Accounts Receivable   . . . . . . . . . . . . 16
       2.9    Absence of Certain Changes  . . . . . . . . . . . . . . . . . . 17
       2.10   Ordinary Course   . . . . . . . . . . . . . . . . . . . . . . . 19
       2.11   Banking Relations   . . . . . . . . . . . . . . . . . . . . . . 19
       2.12   Intellectual Property   . . . . . . . . . . . . . . . . . . . . 19
       2.13   Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       2.14   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . 23
       2.15   Permits; Compliance with Laws; Licensing and Credentialing;
              Health Care Providers   . . . . . . . . . . . . . . . . . . . . 24
       2.16   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . 25
       2.17   Finder's Fees   . . . . . . . . . . . . . . . . . . . . . . . . 26
       2.18   Transactions with Interested Persons  . . . . . . . . . . . . . 26
       2.19   Employee Benefit Programs   . . . . . . . . . . . . . . . . . . 26
       2.20   Environmental Matters   . . . . . . . . . . . . . . . . . . . . 28
       2.21   List of Certain Employees and Suppliers   . . . . . . . . . . . 30
       2.22   Employees; Labor Matters  . . . . . . . . . . . . . . . . . . . 30
       2.23   Material Relationships; Government Contracts  . . . . . . . . . 31
       2.24   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . 31
       2.25   Investment Representations  . . . . . . . . . . . . . . . . . . 31





                                      (i)

                                                                            Page
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
ARTICLE 3.    COVENANTS OF SELLER AND PARENTS   . . . . . . . . . . . . . . . 32

       3.1    Making of Covenants and Agreements  . . . . . . . . . . . . . . 32
       3.2    Payment of Obligations  . . . . . . . . . . . . . . . . . . . . 32
       3.3    Collection of Assets  . . . . . . . . . . . . . . . . . . . . . 32
       3.4    Availability of Records   . . . . . . . . . . . . . . . . . . . 33
       3.5    Use of Name   . . . . . . . . . . . . . . . . . . . . . . . . . 33
       3.6    Net Worth   . . . . . . . . . . . . . . . . . . . . . . . . . . 33
       3.7    Real Estate Lease Matters   . . . . . . . . . . . . . . . . . . 33

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF BUYER   . . . . . . . . . . . 34

       4.1    Making of Representations and Warranties  . . . . . . . . . . . 34
       4.2    Organization of Buyer   . . . . . . . . . . . . . . . . . . . . 34
       4.3    Authority of Buyer  . . . . . . . . . . . . . . . . . . . . . . 34
       4.4    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . 35
       4.5    Finder's Fees   . . . . . . . . . . . . . . . . . . . . . . . . 35
       4.6    Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . 35

SECTION 5.    COVENANTS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . 35

       5.1    Making of Covenants and Agreements  . . . . . . . . . . . . . . 35
       5.2    Availability of Records   . . . . . . . . . . . . . . . . . . . 36

ARTICLE 6.    SURVIVAL OF REPRESENTATIONS, WARRANTIES, ARRANGEMENTS,
              COVENANTS AND OBLIGATIONS   . . . . . . . . . . . . . . . . . . 36

ARTICLE 7.    INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . . . 36

       7.1    Indemnification by Seller and Parents   . . . . . . . . . . . . 36
       7.2    Limitations on Indemnification by Seller and Parents  . . . . . 38
       7.3    Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . 40
       7.4    Limitations on Indemnification by Buyer   . . . . . . . . . . . 40
       7.5    Notice; Defense of Claims   . . . . . . . . . . . . . . . . . . 41
       7.6    Satisfaction of Indemnification Obligations   . . . . . . . . . 43

ARTICLE 8.    MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . 43

       8.1    Bulk Sales Law  . . . . . . . . . . . . . . . . . . . . . . . . 43
       8.2    Fees, Expenses and Certain Taxes  . . . . . . . . . . . . . . . 43
       8.3    Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . 44
       8.4    Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . 44





                                      (ii)

                                                                            Page
                                                                            ----
       8.5    Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . 45
       8.6    Assignability; Binding Effect   . . . . . . . . . . . . . . . . 45
       8.7    Captions and Gender   . . . . . . . . . . . . . . . . . . . . . 45
       8.8    Execution in Counterparts   . . . . . . . . . . . . . . . . . . 45
       8.9    Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . 45
       8.10   Consent to Jurisdiction; Certain Remedies   . . . . . . . . . . 46
       8.11   Certain Definitions   . . . . . . . . . . . . . . . . . . . . . 46





                                     (iii)

                          ASSET CONTRIBUTION AGREEMENT


       ASSET CONTRIBUTION AGREEMENT entered into as of this 5th day of February effective as of January 31, 1996 by and between Monarch Dental Corporation, a Delaware corporation ("Buyer"), on the one hand, and Shears Vanguard Ltd., a Texas limited partnership, as Seller (the "Seller"), and Shears Vanguard Inc., a Delaware corporation ("MDCI"), MDC Dental, Inc., a Texas corporation ("MDC"), Shears Vanguard SMI Inc., a Delaware corporation ("SMI"), Shears Vanguard General, Inc., a Texas corporation ("Shears General"), and Dr. Charles G. Shears ("Dr. Shears"), direct or indirect owners of all of the outstanding equity interest in Seller (individually a "Parent" and collectively the "Parents"), on the other.

                              W I T N E S S E T H

       WHEREAS, Seller is the owner of all of the assets comprising, and presently conducts, the MacGregor Dental Centers business including the assets and businesses heretofore owned and conducted by MacGregor Dental Centers, Inc. (predecessor to MDCI), MDC and Shears Management, Inc. (predecessor to SMI) (the "MacGregor Dental Centers business"); and

       WHEREAS, Buyer wishes to acquire substantially all of the properties and assets of Seller, and to assume specified liabilities and obligations of Seller, subject to the terms and conditions hereof; and

       WHEREAS, subject to the terms and conditions hereof, Seller desires to contribute to Buyer substantially all of its properties and assets, consisting of all of the assets used in connection of the MacGregor Dental Centers business, and to transfer to Buyer certain specified liabilities and obligations;

       WHEREAS, the parties intend that the contribution of assets and liabilities pursuant to this Agreement shall qualify as an exchange under
Section 351 of the Internal Revenue Code of 1986, as amended (the "Code");

       WHEREAS, Parents own beneficially and of record, directly or indirectly, all of the outstanding equity interest in Seller;

       WHEREAS, Buyer has heretofore completed a redemption of a substantial amount of its common stock from its stockholder.

       NOW, THEREFORE, in order to consummate said contribution and transfer of assets and liabilities and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1.    CONTRIBUTION OF ASSETS AND LIABILITIES.

       1.1    Contribution of Assets.

              (a) Assets to be Contributed. Subject to and in reliance upon the terms, provisions and conditions of this Agreement, Seller shall contribute and Buyer and Buyer shall acquire, as of the Closing (as defined in Section 1.4 hereof), all of the properties and assets comprising the MacGregor Dental Centers business of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including, without limitation:

                     (i) all tangible personal property, furniture, fixtures, equipment, machines, examining tools and supplies used in the MacGregor Dental Centers business, as described on Schedule 1.1(a)(i) attached to this Agreement and including those vehicles listed thereon;

                     (ii) all contracts, agreements and understandings (collectively, the "Provider Agreements") with any party regarding the provision of dental services to patients in connection with the MacGregor Dental Centers business, including, without limitation, all Provider Agreements with DMOs, HMOs, PPOs, third party payors, employers, labor unions, hospitals, clinics and dental centers, a list of which is attached hereto in Schedule 1.1(a)(ii) and copies of which have been previously provided to Buyer;

                     (iii) all patient lists, copies of which have been provided to Buyer, and all records, including all patient records, documents, written information, computer tapes, programs and files concerning past, present and potential patients relating to the MacGregor Dental Centers business (the "Patient Records"), provided that Buyer and its subsidiaries and affiliates shall maintain the confidentiality of the same to the extent required by applicable law;

                     (iv) all supplier and vendor lists, copies of which are attached to this Agreement as Schedule 1.1(a)(iv), and all records, including all records, documents, written information, computer tapes, programs and files concerning past, present and future dealings and arrangements with suppliers and vendors relating to the MacGregor Dental Centers business;

                     (v) all computer hardware, cabling and peripherals, tools and supplies relating to the MacGregor Dental Centers business to the extent of Seller's interest therein;

                     (vi) all of Seller's rights to use all of the trademarks, service marks, trade names, copyrights, patents and patent applications and interests thereunder, inventions, processes and know-how, restrictive covenants, licenses and all other intangible rights relating to the MacGregor Dental Centers business;

                     (vii) copies of the books, records and other data relating to the assets, business, employees and operations of the MacGregor Dental Centers business, provided that Seller or Parents shall retain originals of the tax and accounting records of such business as heretofore conducted and Seller, Parents and their predecessors and shall provide true and accurate copies of the same to Buyer at the Closing;

                     (viii) all rights of Seller under the contracts, agreements and powers of attorney relating to the MacGregor Dental Centers business including without limitation those referred to in this
       Section 1.1(a) and those referred to in Section 2.13 and the Schedules thereto, except as set forth in Schedule 1.1(a)(viii), and including without limitation all rights to payments from Prudential;

                     (ix) all permits, privileges, grants, franchises, licenses and consents used in the MacGregor Dental Centers business, except as set forth in Schedule 1.1(a)(ix);

                     (x) all of Seller's title and interest in and to any and all of the databases used in the MacGregor Dental Centers business and all software, source code, documentation, manual and computer processes (collectively, the "Software"), whether owned or licensed, including without limitation, all proprietary software used in the MacGregor Dental Centers business;

                     (xi) all right, title and interest in accounts receivable and payments for services rendered prior to the Closing relating to the MacGregor Dental Centers business (collectively, the "Accounts Receivable"), Schedule 1.1(a)(xi) hereto setting forth the aggregate amount thereof for each of MDCI and SMI together with aging data, and including any and all trade installment notes;

                     (xii) all right, title and interest in and to the real property leases listed in Schedule 1.1(a)(xii) attached hereto relating to the MacGregor Dental Centers business together with all leasehold improvements;

                     (xiii) all right, title and interest to the leased personal property as described in Schedule 1.1(a)(xiii) (including without limitation all right, title and interest under capital leases), and including all options to purchase leased personal property relating to the MacGregor Dental Centers business, a list of which is attached hereto as Schedule 1.1(a)(xiii);

                     (xiv) all contracts, agreements and understandings with all dentists (including specialists), dental assistants, technicians and allied health care professionals relating to the MacGregor Dental Centers business (those individuals shall be collectively referred to as the "Health Care Providers"), a list of whom is attached hereto as
       Schedule 1.1(a)(xiv);

                     (xv) all goodwill related to the MacGregor Dental Centers business and the exclusive right to use the names or acronyms "MacGregor," "MacGregor Dental Centers" and "MDC"and all associated logos as all or part of a trade or corporate name or otherwise and any other intangible assets including without limitation all prepaid expenses;

                     (xvi) cash and cash equivalents in the aggregate amount of $125,000 (the "Required Cash Amount") currently held in an account of Seller at First Interstate Bank plus cash in an amount equal to all payments received by the MacGregor Dental Centers business on or after February 1, 1996, such cash to be held in a segregated account of Seller at First Interstate Bank (the "Monarch Collections"); and

                     (xvii) all other property rights of every kind and nature, tangible or intangible, owned or leased, relating to the MacGregor Dental Centers business, including without limitation all assets shown on the Base Balance Sheet (as defined in Section 2.6(a)(ii)), other than any such assets disposed of in the ordinary course of business and in a manner consistent with the terms of this Agreement since the date of the Base Balance Sheet and also not including the Excluded Assets (as defined below).

       The assets, property and business to be contributed to and acquired by Buyer under this Agreement, subject to Section 1.1(b), are hereinafter sometimes referred to as the "Subject Assets." Seller and each Parent hereby represent and warrant that the assets of Seller being conveyed hereunder comprise all of the assets, including all personal property, used in the conduct of the MacGregor Dental Centers business as heretofore conducted by MDCI, MDC and SMI and their predecessors except as contemplated by Section 1.1(b), such assets having been contributed to Seller by MDCI, MDC, SMI and Shears General, respectively, and as of the date hereof MDCI, MDC, SMI and Shears General have no assets other than their partnership interests in Seller. Seller and Parents have provided to Buyer true and accurate copies of the agreements and instruments pursuant to which MDCI, MDC, SMI and Shears General conveyed the MacGregor Dental Centers business to Seller. Buyer hereby directs Seller to transfer those assets described in Sections 1.1(a)(ii), (iii) and
(xiv) to its affiliate Warren F. Melamed, D.D.S., P.C. at the Closing and Seller hereby agrees to make such transfer.

              (b) Excluded Assets. Notwithstanding anything herein to the contrary, there shall be excluded from such purchase and sale and from the definition of "Subject Assets" the following property.

                     (i) Assets and property disposed of by Seller or MDCI, MDC or SMI (or their predecessors) since the date of the Base Balance Sheet (as defined in Section 2.6(a)(ii)) provided such disposition was in the ordinary course of business and consistent with the terms hereof;

                     (ii) Seller's limited partnership franchise, record books containing minutes of meetings and such other records as have to do exclusively with Seller's organization or capitalization (collectively, the "Corporate Records");

                     (iii) cash and cash equivalents of Seller in excess of the Required Cash Amount and Monarch Collections; and

                     (iv)   those assets of Seller listed on Schedule 1.1(b).

       The assets, property and business of Seller which are excluded from the Subject Assets are hereinafter sometimes referred to as the "Excluded Assets."

       1.2 Assumption of Liabilities. Upon the sale and purchase of the Subject Assets, Buyer (subject to the last sentence of Section 1.1(a)) shall assume and agree to pay or discharge when due in accordance with their respective terms (a) those liabilities shown or reflected on the Base Balance Sheet and thereafter assumed by Seller which are outstanding at the time of the Closing and those liabilities and obligations incurred by MDCI, MDC, SMI or Seller in connection with the MacGregor Dental Centers business since the date of the Base Balance Sheet in the ordinary course of business consistent with past practice and otherwise in a manner consistent with the terms of this Agreement which are outstanding at the time of the Closing (in each case, except as provided in clauses (i) through (vii) below), subject to Section 1.6 in the case of accounts payable-trade, (b) obligations for performance from after the date hereof of those agreements listed on Schedule 1.2(b) (the "Assumed Contracts"), (c) fees of attorneys, investment bankers and accountants for Seller and Parents as described in clause (i) below and Section 8.2(a) in an amount not to exceed $1,050,000, and (d) those obligations listed in
Schedule 1.2(d) up to the amounts specified (the "Disclosed Matters"). The liabilities to be assumed by Buyer under this Agreement are hereinafter sometimes referred to as the "Liabilities." Except as specifically provided in the first sentence of this Section 1.2, Buyer shall not assume or be bound by any obligations or liabilities of Seller, any Parent or any of their affiliates or predecessors of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whatsoever, and without limiting the generality of the foregoing, Buyer shall not assume and shall not pay any of the following liabilities:

                     (i) liabilities incurred by Seller, any Parent or any of their affiliates or predecessors in connection with this Agreement and the transactions provided for herein, except as contemplated by the preceding paragraph and Section 8.2(a);

                     (ii) Taxes (as defined in Section 2.7(a) hereof) due or to become due from Seller, any Parent or any affiliate (as defined in Section 8.11(a)) thereof (whether relating to periods before or after the transactions contemplated in this Agreement) including without limitation any such Taxes incurred in connection with this Agreement or the transactions contemplated hereby, franchise or sales taxes shown on the Base Balance Sheet or otherwise due, and property or unemployment Taxes (subject to Section 8.2(b));

                     (iii) liabilities, if any, of Seller to any of its direct or indirect equity owners or other affiliates;

                     (iv) liabilities for workers compensation insurance relating to the MacGregor Dental Centers business in respect of periods ending on or prior to January 31, 1996 as contemplated by Section 8.2(b);

                     (v) liabilities for pension and benefit arrangements of any type involving employees of Seller or any Parent, including without limitation those described in Section 2.19 of the Disclosure Schedule (other than accrued vacation shown thereon), it being understood that Buyer or one of its subsidiaries or affiliates will offer employment to the employees of Seller at the date hereof but that benefit arrangements for employees of Buyer and its subsidiaries and affiliates shall be in their sole discretion;

                     (vi) liabilities in connection with any Disclosed Matter in excess of the respective amount specified on Schedule 1.2(d); and

                     (vii) liabilities in connection with or relating to actions, suits, claims, proceedings, demands, assessments, judgments, costs, losses, liabilities, damages, deficiencies, disposal costs, obligations, liens, fines and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, attorneys', accountants', engineers' and experts' fees, as the same are incurred, of every kind or nature whatsoever, and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Claims"), of Seller or any Parent, including those relating to the operation of the Subject Assets on or prior to the date of the Closing, or events, acts, omissions, conditions or any other state of facts occurring or existing in connection with the MacGregor Dental Centers business on or prior to the date of the Closing, which do not constitute Liabilities of Seller expressly assumed by Buyer hereunder (including any Claim relating to or associated with any of the matters referred to in Section 7.1(f)).

       The liabilities which are not assumed by Buyer under this Agreement are hereinafter sometimes referred to as the "Excluded Liabilities." The assumption of the Liabilities by Buyer hereunder shall not enlarge any rights of third parties and nothing herein shall prevent Buyer from contesting in good faith with any third party any of such Liabilities.

       Consistent with the foregoing, Seller agrees that it shall be responsible for and shall pay any and all Claims made by or owed to any person to the extent any such Claim constitutes an Excluded Liability.

       Seller or its predecessors have paid payroll associated with the MacGregor Dental Centers business due on February 1, 1996. Buyer or its subsidiaries shall not be obligated to reimburse Seller or Parents for such payment but shall assume responsibility for such payroll subsequent to such date.

       1.3    Purchase Price and Payment; Adjustment.

              (a) In consideration of the sale by Seller to Buyer of the Subject Assets, subject to the assumption by Buyer and its affiliate of the Liabilities, Buyer agrees that at the Closing it will (a) pay Seller cash in the aggregate amount of $14,886,053, with such amount to be paid by wire transfer in immediately available funds to such account as Seller shall have indicated in writing to Buyer not less than three (3) business days prior to the date of the Closing and (b) issue and deliver to Seller 1,400,000 shares of Common Stock, par value $.01 per share, of Buyer ("Common Stock"). The parties hereto intend that the transaction covered by this Agreement shall not be taxable under Section 351 of the Code with respect to stock received and taxed as cash "boot" with respect to cash received. The transaction is to be considered part of a single integrated plan to acquire the Subject Assets and other assets from other parties as a part of a single Section 351 transaction. Both Buyer and Seller will file federal income tax and other tax returns consistent with the intent set forth above and will adhere to the reporting requirements under regulations promulgated under Section 351 of the Code.

              (b) Buyer and Seller and Parents have agreed that the difference between the receivables and pro forma payables shown on the Base Balance Sheet (as defined in Section 2.6(a)(ii)) at September 30, 1995 is $226,748 ("Sept. 1995 Net Receivables"), as indicated on Schedule 1.3(b), and that the difference between the estimated receivables and estimated payables of the MacGregor Dental Centers business at January 31, 1996 is greater than $226,748 ("Jan. 1996 Estimated Net Receivables"). Within 60 days after the date hereof Buyer and its accountants shall deliver to Seller and Parents a statement of the difference between the actual receivables and payables of the MacGregor Dental Centers business at January 31 1996 (the "Jan. 1996 Actual Net Receivables"). Seller and Parents shall have 30 days to object in writing to the amount shown thereon. If they do so, the parties shall endeavor to resolve the disputed item or items in good faith for an additional period of 20 days. If the dispute cannot be so resolved, it shall be referred for resolution to KPMG Peat Marwick or another "big six" accounting firm acceptable to the parties. Upon resolution, if the Jan. 1996 Actual Net Receivables are less than 95% of the September 1995 Net Receivables, then an amount equal to the difference between the Sept. 1995 Net Receivables and the Jan. 1996 Actual Net Receivables shall be paid promptly by Seller to Buyer. The determination of receivables and payables as set forth above shall be made in accordance with generally accepted accounting principles and consistent with the computed balances as of September 30, 1995 as to class, net realizable value, collectibility and aging methodology allowance. There shall be no adjustment in respect of any maintenance or positive change in the relationship of payables and receivables.

       1.4 Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement shall be held at the offices of Goodwin, Procter & Hoar at Exchange Place,

Boston, Massachusetts. For all purposes the closing of such transaction shall be deemed to have occurred on and to be effective as of the close of business on January 31, 1996 (herein the "Closing" and the "Closing Date").

       1.5    Certain Closing Deliveries.

              (a) Consideration Price. At the Closing, Buyer shall deliver the consideration specified in Section 1.3(a) hereof to Seller.

              (b) Transfer of Subject Assets. At the Closing, Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer good and valid title to all the Subject Assets free and clear of all liens, restrictions, encumbrances and other claims not shown or reflected on the Base Balance Sheet, except as provided in Schedule 1.5(b), and shall cause the Required Cash Amount and all Monarch Collections to be transferred to the account of Buyer or a subsidiary of Buyer, as designated by Buyer, promptly following the Closing, and promptly as received from time to time thereafter, Seller and Parents shall transfer to such account any additional Monarch Collections.

              (c) Delivery of Records and Contracts. At the Closing, Seller shall deliver or cause to be delivered to Buyer all the leases, contracts, commitments, agreements and rights constituting Subject Assets, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same, subject to Section 2.4 with respect to agreements not freely assignable at the date hereof. Seller shall also deliver to Buyer at the Closing all business records, tax returns, books and other data relating to the MacGregor Dental Centers business (or true and complete copies in the case of tax and accounting records), except the Corporate Records and other Excluded Assets, and Seller shall take all requisite steps to put Buyer in actual possession and operating control of the Subject Assets as of the Closing. After the Closing, Buyer shall afford to Seller and Parents and their accountants and attorneys, for the purpose of preparing such tax returns of Seller or any Parent as may be required after the Closing, reasonable access to the books and records of Seller delivered to Buyer under this Section and shall permit Seller and each Parent, at Seller's and each Parent's expense, to make extracts and copies therefrom, provided that all such information shall be held in confidence.

              (d) Delivery of Agreement of Assumption of Liabilities. At the Closing, Buyer shall deliver or cause to be delivered to Seller an Agreement of Assumption of Liabilities in the form attached hereto as Schedule 1.5(d) relating to the Liabilities to be assumed by Buyer from Seller.

              (e) Other Deliveries. Buyer and Seller and each Parent shall also deliver at the Closing such other documents and instruments as are customary for transactions of the type contemplated hereby and as shall be reasonably requested in advance of the Closing by any of them, including any documents required to change the names of Seller and Parents to corporate names which do not include "MacGregor," "MacGregor Dental Centers" or "MDC" as provided in Section 3.5.

       1.6 Further Assurances. Seller and Parents from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver such further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer of the Subject Assets. Seller and Parents shall cooperate with Buyer to assist Buyer in obtaining Seller's and Parents' rating and benefits under the workman's compensation laws and unemployment compensation laws of applicable jurisdictions, to the extent permitted by such laws. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of Seller as otherwise set forth in this Agreement, except to the extent contemplated by Section 2.4 of the Disclosure Schedule, if applicable. Without limitation of the foregoing, not later than February 20, 1996, Buyer or a subsidiary of Buyer shall transfer to the account of Seller funds representing reimbursement for payables assumed by Buyer and discharged by Seller provided that such payables are due on or after February 1, 1996 and not prior thereto.

       1.7 Allocation of Purchase Price. Within a reasonable period of time following the Closing, Buyer and Seller shall agree upon the allocation of the consideration paid by the Buyer to Seller (including the assumption of the Liabilities) among the Subject Assets and shall set forth the allocation of such consideration and the tax basis of the Subject Assets for federal income tax purposes in writing. Such allocation will be made in accordance with the applicable rules under Section 351 of the Code as interpreted by Revenue Ruling 68-55 and when completed shall be binding upon Buyer and Seller and Parents for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Buyer and Seller also each agree to file appropriate documents with the IRS under Treasury Regulation Section 1.351-3 reflecting the foregoing.

       1.8 Procedures for Assets not Transferable. Without limitation of Sections 3.7 and 7.1(e), if any of the contracts or agreements or any other property or rights included in the Subject Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party or parties and any such consent cannot be obtained prior to the Closing, Seller and Parents shall use all commercially reasonable efforts to obtain any such consent as soon as possible after the Closing or otherwise obtain for Buyer and its assignees the practical benefit of such property or rights and Buyer shall use all commercially reasonable efforts to assist in that endeavor.

       1.9 Non-Competition Agreement. As a material inducement to and a condition precedent of Buyer's acquisition of the Subject Assets and assumption of the Liabilities, Seller and each Parent are executing and delivering at the Closing a Non-Competition Agreement in the form of Schedule 1.9 attached hereto (the "Non-Competition Agreement").

ARTICLE 2.    REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENTS.

       2.1 Making of Representations and Warranties. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and Parents, jointly and severally, but subject to Section 7.2 including Section 7.2(d), hereby make to Buyer the representations and warranties contained in this Section 2. For the purposes of this Agreement, references to "knowledge" or "best knowledge" of Seller or a Parent shall be deemed to include such knowledge as any executive officer or manager of Seller or any Parent listed in Section 2.1 of the Disclosure Schedule (as hereinafter defined) actually has after reasonable inquiry. For purposes of this Agreement, references to the "Disclosure Schedule" shall mean the Disclosure Schedule delivered by Seller and Parents to Buyer on the date hereof.

       2.2 Organization and Qualification; Capital Stock. Each of Seller and each Parent which is not an individual is a limited partnership or corporation duly organized, validly existing and in good standing under the laws of the state of its organization as listed in Section 2.2 of the Disclosure Schedule with full partnership or corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the charter document of Seller and each such Parent as amended to date and certified by the Secretary of State of each relevant jurisdiction, and of the partnership agreement or by-laws of Seller and each such Parent, as amended to date, certified by its Secretary, and heretofore delivered to Buyer's counsel, are complete and correct, no amendments thereto are pending, and none of Seller or any Parent is in violation thereof. Each of Seller and each such Parent is not required to be licensed or qualified to conduct its businesses or own its properties in any jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the MacGregor Dental Centers business taken as a whole. All of the issued and outstanding capital stock or other equity interest of Seller and each such Parent is owned beneficially and of record as set forth in Section 2.2 of the Disclosure Schedule, and there are no outstanding options, warrants, rights, commitments, pre-emptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of Seller or any Parent.

       2.3 Subsidiaries. None of Seller or any Parent has any subsidiaries (as defined in Section 8.11(d)) or owns any securities issued by any other business organization or governmental authority or has any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind relating to the MacGregor Dental Centers business, except as listed in Section 2.3 of the Disclosure Schedule.

       2.4 Authority; Noncontravention. Each of Seller and each Parent has full partnership or corporate power and authority or capacity, as applicable, to enter into this Agreement, each agreement, document and instrument to be executed and delivered by it or them pursuant to or contemplated by this Agreement, the Stockholders' Agreement dated as of February 5, 1996 (the "Stockholders Agreement"), the Employment Agreement dated as of February 5, 1996 (the "Employment Agreement") and the Non-Competition Agreement dated as of February 5, 1996 (the "Non-Competition Agreement") executed in connection herewith by Seller and/or Parents, as applicable, and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and each Parent of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of Seller and each Parent including any required action of their respective owners and no other action on the part of Seller or any such Parent or its owners is required in connection therewith. This Agreement and each such agreement, document and instrument executed and delivered by Seller or any Parent pursuant to this Agreement constitute valid and binding obligations of Seller and/or such Parent enforceable in accordance with their respective terms.

       The execution, delivery and performance by Seller and each Parent of this Agreement and each such agreement, document and instrument contemplated by this Agreement to which it is a party:

                     (i) do not and will not violate any provision of the charter, by-laws or equivalent constituent documents of Seller or any Parent;

                     (ii) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to Seller or any Parent or require Seller, any Parent or any other direct or indirect owner of Seller to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                     (iii) except as set forth in Section 2.4 of the Disclosure Schedule, do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Seller, any Parent or any other direct or indirect owner of Seller is a party or by which the property of Seller, any Parent or any other direct or indirect owner of Seller is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Subject Assets, except to the extent that any of the foregoing would not have a material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the MacGregor Dental Centers business taken as a whole.

       2.5    Status of Property.

              (a) Real Property. The Subject Assets do not include any owned real estate.

              (b) Leased Real Property. All of the leased real property used in connection with the MacGregor Dental Centers business is identified in
Section 2.5(b) of the Disclosure Schedule (collectively referred to herein as the "Leased Real Property"). Further:

                     (i) Leases. All of the leases of any of the Leased Real Property (collectively, the "Leases") are listed in Section 2.5(b)(i) of the Disclosure Schedule. The copies of the Leases heretofore delivered or furnished by Seller and Parents to Buyer are complete, accurate, true and correct copies of each of the Leases, except as set forth in Section 2.5(b)(i) of the Disclosure Schedule. With respect to each of the Leases, except as set forth in Section 2.5(b)(i) of the Disclosure Schedule:

                     (A) each of the Leases is in full force and effect on the terms set forth therein and has not been modified, amended or altered, in writing or otherwise;

                     (B) all obligations of the landlord or lessor under the Leases which have accrued have been performed, and to the best of the knowledge of Seller and Parents, no landlord or lessor is in default under or in arrears in the payment of any sum or in the performance of any obligation required of it under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by the landlord or lessor under any Lease, except for any default which would not have a material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the MacGregor Dental Centers business taken as a whole;

                     (C) all obligations of the tenant or lessee under the Leases which have accrued have been performed, and none of Seller or any Parent is in default under or in arrears in the payment of any sum or in the performance of any obligation required of it under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by Seller or any Parent; and

                     (D) Seller and Parents have obtained the consent of each landlord or lessor under any Leases whose consent is required to the assignment of any Lease to Buyer and its assignees or the collateral assignment of any Lease by Buyer or its assignees, except as set forth in Section 2.5(b)(i) of the Disclosure Schedule.

                     (ii) Title and Description. Seller holds good, clear, valid and enforceable leasehold interests in the Leased Real Property leased by it pursuant to the Leases, subject only to the right of reversion of the landlords or lessors under such Leases and landlord's liens created under the Leases or existing under applicable law (which liens have been released or subordinated as set forth in Schedule 2.5(b)(i)), in all cases free and clear of all other prior or subordinate interests encumbering the leasehold estate, including, without limitation, mortgages, deeds of trust, ground leases, leases, subleases, security interests or similar encumbrances, liens, assessments, tenancies, licenses, claims, rights of first refusal, options, covenants, conditions, restrictions, rights of way, easements, judgments or other encumbrances upon the leasehold estate, except for encumbrances which may exist on the fee simple estates in the Leased Real Property which is not owned by any Parent or any affiliate thereof (it being understood that the representations contained in this subparagraph (ii) are not representations regarding the status of title to such fee simple estates except as to those owned by any Parent or any affiliate thereof), and except for those other matters set forth in Section 2.5(b)(ii) of the Disclosure Schedule (collectively, the "Title Exceptions").

                     (iii) Compliance with Law; Government Approvals. Neither Seller nor any Parent has received notice from any municipal, state, federal or other governmental authority of any violation of any zoning, building, fire, water, use, health or other law, ordinance, code, regulation, license, permit or authorization issued in respect of any of the Leased Real Property that has not been heretofore corrected, and to the best knowledge of Seller and Parents, no such violation or violations now exist which would have a material adverse effect on the conduct of the MacGregor Dental Centers business taken as a whole. Improvements located on or constituting a part of the Leased Real Property and the construction, installation, use and operation thereof (including, without limitation, the construction, installation, use and operation of any signs located thereon) were completed and installed and to the best knowledge of Seller and Parents are now in compliance, in each case in all material respects, with all applicable municipal, state, federal or other governmental laws, ordinances, codes, regulations, licenses, permits and authorizations, including, without limitation, applicable zoning, building, fire, water, use or health laws, ordinances, codes, regulations, licenses, permits and authorizations except as set forth in Section 2.5(b)(iii) of the Disclosure Schedule, and there are presently in effect all certificates of occupancy, licenses, permits and authorizations required by law, ordinance, code or regulation or by any governmental or private authority having jurisdiction over any of the Leased Real Property or any portion thereof, or the occupancy thereof or any present use thereof (collectively, "Governmental Approvals"), which are necessary or otherwise material to the conduct of the MacGregor Dental Centers business, except as set forth in Section 2.5(b)(iii) of the Disclosure Schedule. All Governmental Approvals currently in effect and required by law, ordinance, code, regulation or otherwise to be held by the owner of any of the Leased Real Property shall be transferred to Buyer and its assignees at Closing, except as set forth in Section 2.5(b)(iii) of the Disclosure Schedule with respect to negation of waivers or grandfathering of particular matters as described therein. To the best knowledge of Seller and Parents, the Leased Real Property has at least the minimum access required by applicable subdivision or similar law.

                     (iv) Real Property Taxes. None of Seller nor any Parent has received notice of any pending or threatened reassessment of all or any portion of any of the Leased Real Property, and, to the best knowledge of Seller and Parents, the transfer of the Leased Real Property to Buyer and its assignees will not result in any such reassessment.

              (c) Personal Property. Except as specifically disclosed in said Section 2.5(c) of the Disclosure Schedule or in the Base Balance Sheet (as defined in Section 2.6(a)(ii)) Seller has good and valid title to all of the personal property used in connection with the conduct of the MacGregor Dental Centers business and none of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, restriction on transfer, stockholder or similar agreement, security title, encumbrance or other charge except as specifically disclosed in said Schedule or in the Base Balance Sheet. The Base Balance Sheet reflects all personal property used in connection with the conduct of the MacGregor Dental Centers business, subject to dispositions and additions in the ordinary course of business and consistent with this Agreement. The Subject Assets are owned by Seller and include all of the assets which are used in, or which are necessary to permit Buyer and its subsidiaries to continue and carry on, the MacGregor Dental Centers business. Except as otherwise specified in Section 2.5(c) of the Disclosure Schedule, the Subject Assets consisting of tangible personal property are in generally good operating condition and repair, normal wear and tear excepted, have been well maintained, and conform in all material respects with all applicable ordinances, regulations and other laws. None of Seller, MDCI, SMI, Shears General or MDC has disposed of any tangible personal property constituting operating assets used in its business within the past year except in the ordinary course of business, except for "occasional sales" as defined in
Section 151.304(b)(2) of the Texas Tax Code and except as set forth in Schedule 1.1(b) hereto.

              (d) Transfer of Title. Upon delivery to Buyer of the bill of sale and assignments referred to in Section 1.5, Buyer will receive good, valid and (if applicable) marketable title to all of the Subject Assets, free and clear of all liens, encumbrances, charges, restrictions on transfer, stockholder or similar agreements, equities and other Claims of every kind, including the right and ability to transfer such Subject Assets to its subsidiaries, except as disclosed in Section 2.5(d) of the Disclosure Schedule.

       2.6    Financial Statements; Undisclosed Liabilities.

              (a) Seller and Parents have delivered to Buyer the following financial statements, copies of which are attached hereto as Schedule 2.6:

                     (i) Unaudited pro forma combined balance sheets for the MacGregor Dental Centers business (including Professional Service Bureau) for the fiscal years ended September 30, 1994 and 1993 and related statements of income, retained earnings and cash flows for the years then ended, certified by the chief financial officers of Seller; and

                     (ii) Audited balance sheets as of September 30, 1995 for the predecessors of each of MDCI and SMI (herein the "Base Balance Sheet") and audited statements of income, retained earnings and cash flows for the year then ended for such entities.

Said financial statements have been prepared from the books and records of the MacGregor Dental Centers business, present fairly in all material respects the financial condition of the predecessors of MDCI and SMI, as applicable, at the dates of said statements and the results of their operations for the periods covered thereby, and, in the case of the audited statements referred to in
Section 2.6(a)(ii), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

              (b) As of the date hereof, there are no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, relating to the MacGregor Dental Centers business, of a type required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, except liabilities (i) stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) specifically disclosed in Schedules furnished to Buyer hereunder on the date hereof and attached hereto, or (iii) incurred in the ordinary course of business consistent with the terms of this Agreement subsequent to the date of the Base Balance Sheet.

       2.7    Taxes.

              (a) Seller, Parents (for purposes of this Section 2.7 other than Section 2.7(c), not including Dr. Shears) and their predecessors have paid or caused to be paid all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), shown to be due on all tax returns required to be filed through the date hereof, whether disputed or not.

              (b) Seller, Parents and their predecessors have in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed through the date hereof. Complete and correct copies of all federal, state, local and foreign income tax returns filed with respect to Seller, Parents and their predecessors for taxable periods ended on or after December 31, 1989 have been previously provided to Buyer, together with any examination reports and statements of deficiencies assessed against or agreed to with respect to said returns.

              (c) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the best knowledge of the Seller and Parents, threatening to assert against Seller, any Parent or any predecessors any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where Seller, Parents and their predecessors do not file reports and returns that Seller, any Parent or any predecessor is or may be subject to taxation by that jurisdiction. There are no security interests on any of the Subject Assets that arose in connection with any failure (or alleged failure) to pay any Tax. None of Seller, any Parent or any predecessor has entered into a closing agreement pursuant to Section 7121 of the Code.

              (d) Except as set forth in Section 2.7 of the Disclosure Schedule, there has not been during the past five years any audit of any tax return filed by Seller, any Parent or any predecessor, no audit of any tax return of Seller, any Parent or any predecessor is in progress, and none of Seller, any Parent or any predecessor has been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in Section
2.7 of the Disclosure Schedule, no extension of time with respect to any date on which a tax return was or is to be filed by Seller, any Parent or any predecessor is in force, and no waiver or agreement by Seller, any Parent or any predecessor is in force for the extension of time for the assessment or payment of any Taxes.

              (e) None of Seller, any Parent or any predecessor has ever been (and have never had any liability for unpaid Taxes because they once were) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). None of Seller, any Parent or any predecessor has ever filed, or has ever been required to file, a consolidated, combined or unitary tax return with any other entity. None of Seller, any Parent or any predecessor owns or has ever owned a direct or indirect interest in any trust, partnership, corporation or other entity except as set forth in Section 2.7(e) of the Disclosure Schedule and the Subject Assets do not include an interest in any such entity. None of Seller, any Parent or any predecessor is a party to any tax sharing agreement.

              (f)    Seller is not a "foreign person" within the meaning of
Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

              (g) Each of MDCI and SMI is (and each of their predecessors was) a "small business corporation" within the meaning of Section
280G(b)(5)(A)(i) of the Code.

              (h) Each of MDCI and SMI is (and each of their predecessors was) a "S corporation" within the meaning of Section 1361(a)(1) of the Code, and Seller qualifies as a partnership for federal income tax purposes.

              (i) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

       2.8 Collectibility of Accounts Receivable. All of the accounts receivable constituting Subject Assets (less the reserve for bad debts set forth on the Base Balance Sheet and subject to contractual allowances consistent with the past practices of the MacGregor Dental Centers business as described in Section 2.8 of the Disclosure Schedule) are valid and enforceable claims, and to the best knowledge of Seller and Parents are not subject to setoff or counterclaim, provided that the foregoing representation is not a guarantee of collectibility. The Subject Assets do not include any accounts or loans receivable from any person, firm or corporation which is affiliated with Seller or any Parent or from any stockholder, director, officer or employee of Seller or any Parent or any affiliate thereof. No MacGregor Dental Centers receivables have been factored except through Professional Service Bureau.

       2.9 Absence of Certain Changes. Except as disclosed in Section 2.9 of the Disclosure Schedule, since the date of the Base Balance Sheet there has not been:

              (a) Any change in the properties, assets, liabilities, business, operations, condition (financial or other) or prospects of the MacGregor Dental Centers business taken as a whole which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been material;

              (b) Any contingent liability relating to the MacGregor Dental Centers business as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the MacGregor Dental Centers business;

              (c) Any mortgage, encumbrance or lien placed on any of the properties used in the MacGregor Dental Centers business which remains in existence on the date hereof;

              (d) Any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, incurred in connection with the MacGregor Dental Centers business other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement;

              (e) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets relating to the MacGregor Dental Centers business other than in the ordinary course of business;

              (f) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the properties, assets or business relating to the MacGregor Dental Centers business;

              (g) Any declaration, setting aside or payment of any dividend or distribution by any Parent (or their predecessors) or Seller, or the making of any other distribution in respect of the capital stock or other equity interest of any Parent (or their predecessors) or Seller, or any direct or indirect redemption, purchase or other acquisition by any Parent (or their predecessors) or Seller of its own capital stock or other equity interest except as described in Section 2.9(g) of the Disclosure Schedule;

              (h) Any labor trouble or claim of unfair labor practices involving the MacGregor Dental Centers business;

              (i) Except as set forth in Section 2.9(i) of the Disclosure Schedule, any change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) payable or to become payable by the MacGregor Dental Centers business to any officers, employees, agents, independent contractors, dentists or dental professional corporations other than normal merit increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any such person or entity; or any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such person or entity;

              (j) Any change, or the obtaining of information concerning a prospective change, with respect to any officers, management employees or dentists (including dental professional corporations) involved in the MacGregor Dental Centers business, any grant of any severance or termination pay to any officer, employee, agent, independent contractor, dentist or dental professional corporation involved in the MacGregor Dental Centers business or any increase in benefits payable under any existing severance or termination pay policies or employment agreement or relationship;

              (k) Any payment or discharge of a material lien or liability relating to the MacGregor Dental Centers business which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

              (l) Any payment made or obligation or liability incurred by Seller or any Parent (or its predecessor) to, or any other transaction by Seller or any Parent (or its predecessor) with, any of its officers, directors, partners, stockholders, employees or independent contractors (including dentists and dental professional corporations), or any loans or advances made by Seller or any Parent (or its predecessor) to any of its officers, directors, partners, stockholders, employees or independent contractors (including dentists and dental professional corporations), except as disclosed in Section 9.2(i) of the Disclosure Schedule and normal compensation and expense allowances consistent with past practice;

              (m) Any change in accounting methods or practices, credit practices, collection policies or payment policies used by Seller or any Parent (or its predecessor) including without limitation any change in the discharge or recording of payables relative to past practices;

              (n) Any cancellation or loss of any material right or asset, or waiver of any right, of the MacGregor Dental Centers business;

              (o) Any change in the relationships with suppliers, distributors, licensees, licensors, customers or others with whom the MacGregor Dental Centers business it has business relationships which would have a material adverse effect on the MacGregor Dental Centers business taken as a whole, and Seller and Parents do not have knowledge of any fact or contemplated event which may cause any such material adverse change;

              (p) Any alteration or change in the methods of operation employed by the MacGregor Dental Centers business;

              (q) Any other transaction relating to the MacGregor Dental Centers business other than transactions in the ordinary course of business; or

              (r) Any agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events or require Seller or any Parent to take any of the actions specified in paragraphs (a) through (q) above.

       2.10 Ordinary Course. Since the date of the Base Balance Sheet, the MacGregor Dental Centers business has conducted its business only in the ordinary course and in a manner consistent with prior practices.

       2.11 Banking Relations. All of the arrangements with any banking institution relating to the MacGregor Dental Centers business are completely and accurately described in Section 2.11 of the Disclosure Schedule, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

       2.12   Intellectual Property.

              (a) Except and as described in Section 2.12 of the Disclosure Schedule, Seller has exclusive ownership, or exclusive license to use, of all computer software, patent, copyright, trade secret (including without limitation customer lists, production processes and inventions), trademark, service mark or other proprietary rights (collectively, "Intellectual Property") used in the MacGregor Dental Centers business as presently conducted or as contemplated to be conducted. Seller's rights in all of such Intellectual Property are freely transferable, provided that no representation or warranty is made as to licensed software which is generally commercially available and used in the ordinary course of business, and except as set forth in Section 2.12(a) of the Disclosure Schedule with respect to Intellectual Property which is not freely assignable at the date hereof. No proceedings have been instituted, or are pending or to the best knowledge of Seller and Parents threatened, which challenge the rights of Seller or any Parent in respect of any Intellectual Property, and to the best knowledge of Seller and Parents, except as set forth in Section 2.12(a) of the Disclosure Schedule, no other person has or alleges any rights in or to the Intellectual Property. Seller has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software (subject to the second sentence of this paragraph), systems, data compilations, research results and other information required for or incident to the conduct of the MacGregor Dental Centers business as presently conducted or contemplated.

              (b) All patents, patent applications, trademarks, service marks, trademark and service mark applications and registrations and registered copyrights which are material to the conduct of the MacGregor Dental Centers business as presently conducted or contemplated to be conducted, are listed in
Section 2.12 of the Disclosure Schedule. Such patents, patent applications, trademark and service mark registrations, trademark and service mark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such jurisdiction, to the extent, if any, set forth in Section 2.12(b) of the Disclosure Schedule.

              (c) All licenses or other agreements under which the MacGregor Dental Centers business is granted rights in Intellectual Property are listed in Section 2.12 of the Disclosure Schedule. All said licenses or other agreements are in full force and effect, there is no material default by Seller or any Parent, or to the best knowledge of Seller and Parents, any other party thereto, and, except as set forth in Section 2.12 of the Disclosure Schedule and as provided in Section 2.12(a) above, all rights thereunder are freely assignable. To the best knowledge of Seller and Parents, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

              (d) All licenses or other agreements under which the MacGregor Dental Centers business has granted rights to others in Intellectual Property are listed in Section 2.12 of the Disclosure Schedule. All of said licenses or other agreements are in full force and effect, there is no material default by Seller or any Parent, or to the best knowledge of Seller and Parents, any other party thereto, and, except as set forth in Section 2.12 of the Disclosure Schedule, and as provided in Section 2.12(a) above, all of Seller's rights thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

              (e) To the best knowledge of Seller and Parents, the MacGregor Dental Centers business has taken all steps required in accordance with sound business practice to establish and preserve its ownership of all material copyright, trade secret and other proprietary rights. None of Seller or any Parent has any knowledge of any infringement by others of any of its Intellectual Property rights. No employee or consultant of Seller or any Parent owns any rights in any products, technology or Intellectual Property of Seller or any Parent which ownership materially and adversely affects the conduct of the MacGregor Dental Centers business, other than as disclosed in
Section 2.12(a) of the Disclosure Schedule.

              (f) To the best knowledge of Seller and Parents, the conduct of the MacGregor Dental Centers business does not infringe any Intellectual Property of any other person. No proceeding charging Seller or any Parent with infringement of any adversely held Intellectual Property has been filed or to the best knowledge of Seller and Parents is threatened to be filed. To the best knowledge of Seller and Parents, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the MacGregor Dental Centers business. To the best knowledge of Seller and Parents, the conduct of the MacGregor Dental Centers business does not involve the unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer of any past or present employee. Except as set forth in Section 2.12 of the Disclosure Schedule, none of Seller or any Parent, nor, to the best knowledge of Seller and Parents, any of their respective employees, has any agreements or arrangements with any persons other than Seller related to confidential information or trade secrets of such persons or restricting any such employee's engagement in business activities of any nature, other than those relating to patient confidentiality as required by law.

              (g) To the best knowledge of Seller and Parents, the computer software included in the Intellectual Property performs in all material respects in accordance with the documentation and other written material used in connection with the Software and is free of material defects in programming. Seller has and will assign to Buyer and its assigns as part of the Subject Assets all the databases and computer software used or necessary to conduct their businesses, except as set forth in Section 2.12(g) of the Disclosure Schedule.

       2.13   Contracts.

              (a) Except for contracts, commitments, plans, agreements and licenses described in Section 2.13 of the Disclosure Schedule (true and complete copies of which have been delivered to the Buyer), the MacGregor Dental Centers business and the entities that conduct or have conducted the same are not a party to or subject to (in each case relating to such business):

                     (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

                     (ii) any employment contract, or any contract for services which requires the payment of more than $100,000 annually or which is not terminable within 30 days without liability for any penalty or severance payment;

                     (iii) any contract or agreement for the purchase of any commodity, material, equipment or service except purchase orders in the ordinary course for less than $5,000 each, such orders not exceeding $50,000 in the aggregate;

                     (iv) any other contracts or agreements creating an obligation of $50,000 or more with respect to any such contract;

                     (v) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                     (vi) any contract or agreement which by its terms does not terminate or is not terminable without penalty within one year after the date hereof;

                     (vii) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;

                     (viii) any contract with any sales agent or distributor;

                     (ix) any contract containing covenants limiting its freedom to compete in any line of business or with any person or entity;

                     (x) any contract or agreement for the purchase of any fixed asset for a price in excess of $50,000 whether or not such purchase is in the ordinary course of business;

                     (xi) any license agreement (as licensor or licensee) other than routine software licenses to end users entered into in the ordinary course of business for a total consideration not exceeding $50,000 for any one such license);

                     (xii) any agreement involving a lease or license of real property or any "capitalized" or "financing" lease;

                     (xiii) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money and any related security agreement;

                     (xiv) any contract or agreement with any officer, employee, director, or stockholder or with any persons or organizations controlled by or affiliated with any of them;

                     (xv) any contract or agreement with any governmental authority, insurance company, third-party fiscal intermediary or carrier administering any Medicaid program of any state, the Medicare program, any clinic or other in-patient health care facility, dental or health maintenance organization, preferred provider organization, self-insured employer or other third-party payor of any kind or nature;

                     (xvi)  any power of attorney; or

                     (xvii) any judgment, decree or order affecting the MacGregor Dental Centers business.

              (b) All contracts, agreements, leases and instruments constituting Subject Assets are valid and are in full force and effect and constitute legal, valid and binding obligations of Seller and, to the best knowledge of Seller and Parents, the other parties thereto, enforceable in accordance with their respective terms. Neither Seller nor, to the best knowledge of Seller and Parents, any other party to any contract, agreement, lease or instrument constituting Subject Assets or any judgment, decree or order applicable to the MacGregor Dental Centers business is in default in complying with any provisions thereof, and no condition or event or facts exist which, with notice, lapse of time or both would constitute a default thereof on the part of Seller or, to the best knowledge of Seller and Parents, on the part of any other party thereto in any such case that could have a material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the MacGregor Dental Centers business taken as a whole. Except as disclosed in Section 2.13 of the Disclosure Schedule, Seller is not subject to or bound by any agreement, judgment, decree or order which materially and adversely affects the business, operations, results of operations, assets, condition (financial or other) or prospects of the MacGregor Dental Centers business taken as a whole.

              (c) Except as disclosed in Section 2.13(c) of the Disclosure Schedule, there are no contracts, agreements, arrangements or understandings (each, an "HCP Agreement") with any dentist, dental assistant, nurse, technician, or other health care provider (each a "Health Care Provider") in connection with the MacGregor Dental Centers business or pursuant to which Seller or any Parent receives revenues regarding the provision of dental services to patients in connection with such business.

       2.14 Litigation. Section 2.14 of the Disclosure Schedule lists all currently pending litigation and governmental or administrative proceedings or investigations to which Seller or any Parent is a party. Except for matters described in Section 2.14 of the Disclosure Schedule, there is no litigation or governmental or administrative proceeding or investigation pending or, to the best knowledge of Seller and Parents, threatened relating to the MacGregor Dental Centers business which may have any material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the MacGregor Dental Centers business taken as a whole or which could prevent or hinder the consummation of the transactions contemplated by this Agreement. Each of the matters disclosed in Schedule 2.14 is covered by insurance of Seller as in effect on the date hereof and Seller has obtained endorsements under such policies covering Buyer and its affiliates.

       Without limitation of the foregoing, except as set forth on Schedule 2.14, there are no pending or, to the best knowledge of Seller and Parents, threatened malpractice claims, Texas Regulatory Board investigations, suits, notices of intent to institute, arbitrations or proceedings, either administrative or judicial, involving the MacGregor Dental Centers business including any of the Health Care Providers.

       2.15 Permits; Compliance with Laws; Licensing and Credentialing; Health Care Providers.

              (a) General Compliance. Except as set forth in Section 2.15(a) of the Disclosure Schedule, the MacGregor Dental Centers business has all material franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "Permits") in connection with the ownership of respective properties involved therein and the conduct of such business as the same is presently conducted, a listing of such Permits is set forth in Section 2.15(a) of the Disclosure Schedule, and all such Permits are valid and in full force and effect except to the extent the absence or potential invalidation or effect of any such Permit would not have material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the MacGregor Dental Centers business taken as a whole. Except as set forth in Section 2.15(a) of the Disclosure Schedule, no Permit is subject to termination as a result of the performance of the Agreement or consummation of the transactions contemplated hereby, provided that no representation is made concerning Buyer's right to obtain Permits for the conduct of its business subsequent to Closing. Except as set forth in Section 2.15(a) of the Disclosure Schedule, the MacGregor Dental Centers business is now and has heretofore been in compliance with all applicable statutes, ordinances, orders, rules and regulations (including without limitation OSHA and regulations thereunder and all applicable environmental laws and regulations) promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of its business, except for any such non-compliance or violation that, individually or in the aggregate, would not have a material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the MacGregor Dental Centers business taken as whole. Since January 1, 1993, neither Seller nor any Parent has ever entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any insurance, consumer protection, environmental or health and safety law or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim directed to Seller or any Parent with respect to any environmental or health and safety matter or the enforcement of any such law.

              (b)    Licensing and Credential Information.

       Neither Seller nor any Parent (other than Dr. Shears) is required to be, and each Health Care Provider is, duly licensed under the laws of the State of Texas and each Health Care Provider has complied in all material respects with all laws, rules and regulations relating to the rendering of services including without limitation OSHA. To the best knowledge of Seller and Parents, including knowledge obtained through the credentialing process used by the business, except as previously disclosed to Buyer in writing, no Health Care Provider since January 1, 1990: (i) has had his or her professional license, Drug Enforcement Agency number, Medicare or Medicaid provider status, or staff privileges at any hospital or dental facility suspended, relinquished, terminated or revoked, (ii) has been reprimanded, sanctioned or disciplined by any licensing board or any federal, state or local society, agency, regulatory body, governmental authority, hospital, third party payor or specialty board; or (iii) has had a final judgment or settlement entered against him or her in connection with a malpractice or similar action. The names of the Health Care Providers who provide services in connection with the MacGregor Dental Centers business have been previously disclosed to Buyer. To the best of Seller's and Parents' knowledge, all of the employed and engaged Health Care Providers are in good physical and mental health and do not suffer from any illnesses or disabilities which could prevent any of them from fulfilling their responsibilities under the respective contracts, agreements or understandings with Seller or any relevant Parent. To the best of Seller's and Parents' knowledge, none of the employed and engaged Health Care Providers use or abuse any controlled substances at any time or is under the influence of alcohol or are affected by the use of alcohol during the time period required to perform his or her duties and obligations under any contracts, agreements or understandings with Seller or any relevant Parent.

              (c) Medicare/Medicaid. The MacGregor Dental Centers business does not involve and has never involved patients covered by or arrangements with Medicare or Medicaid.

              (d) Other. To the best knowledge of Seller and Parents, (i) neither Seller nor any Parent is required to make filings under any insurance holding company or similar state statute, or is required to be licensed or authorized as an insurance holding company in any jurisdiction in order to conduct their respective businesses as presently conducted, (ii) the dental plan services and related products offered and provided by the MacGregor Dental Centers business have been and are offered and provided in compliance with the requirements of all relevant laws and regulations, in each case, with such exceptions, individually or in the aggregate, as would not have a material adverse effect on the business, operations, assets, condition (financial or other) or prospects of such business; and (iii) neither Seller nor any Parent has received any notification from any governmental regulatory authority to the effect that any Permit from such regulatory authority is needed to be obtained by it in order to conducts its business.

                     Seller and Parents are not aware of any legislation, rule or regulation which shall either (i) have been proposed and be in their reasonable judgment reasonably likely to be adopted in Texas in the foreseeable future, or (ii) have been adopted in Texas in either case that, individually or in the aggregate, has a material adverse effect or could reasonably be anticipated to have a material adverse effect on the business, operations, results of operations, assets, (financial or otherwise) or prospects of the MacGregor Dental Centers business taken as a whole.

       2.16 Insurance. The physical properties and assets constituting Subject Assets are insured to the extent disclosed in Section 2.16 of the Disclosure Schedule and all insurance policies and arrangements relating to the MacGregor Dental Centers business are disclosed in said Schedule. To the best knowledge of Seller and Parents, said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Seller and any relevant Parent are in compliance in all material respects with the terms thereof. Seller and Parents believe that said insurance is adequate and customary for the MacGregor Dental Centers business and is sufficient for compliance with all requirements of law and all agreements and leases to which such business is subject.

       2.17 Finder's Fees. Neither Seller nor any Parent has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement, except a fee to Wellington Associates, Inc. as previously disclosed.

       2.18   Transactions with Interested Persons.  Except as set forth in
Section 2.18 of the Disclosure Schedule, no present or to the best knowledge of Seller and Parents former supervisory employee, officer, director, stockholder or independent contractor (including any dentist or professional corporation) and no affiliate (as defined in Section 8.11(a) of any such person), is currently a party to any transaction with Seller or any Parent, including, without limitation, any contract, agreement or other arrangement providing for the employment of, loan to or from, furnishing of services by or to, rental of real or personal property to or from or otherwise requiring payments to any such person, and to the best knowledge of Seller and Parents no such person owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier Seller or any Parent, or any organization which has a contract or arrangement with Seller or any Parent, provided that no representation shall be deemed made with respect to the provision of dental services by any former employee or independent contractor. Except as set forth in Section 2.18 of the Disclosure Statement, there are no commitments to, and no income reflected in the financial statements referred to in Section 2.6 has been derived from, any affiliate of Seller or any Parent, and following the Closing Buyer shall not have any obligation of any kind or description to any such affiliate.

       2.19   Employee Benefit Programs.

              (a) Section 2.19 of the Disclosure Schedule sets forth a list of every Employee Program (as defined below) that has been maintained (as such term is further defined below) in connection with the MacGregor Dental Centers business at any time during the three-year period ending on the Closing.

              (b) Each Employee Program which has ever been maintained by Seller or any Parent (or predecessor) and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and to the best knowledge of Seller and Parents has, in fact, been continuously qualified under the applicable section of the Code since the effective date of such Employee Program. No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

              (c) Seller and Parents do not know, and none has any reason to know, of any failure of any party to comply with any laws applicable to the Employee Programs that have been maintained in connection with the MacGregor Dental Centers business. With respect to any Employee Program ever maintained in connection with the MacGregor Dental Centers business, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly (including, without limitation, through any obligation of indemnification or contribution), in any taxes, penalties or other liability to Buyer or any of its affiliates. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the best knowledge of Seller and Parents, threatened with respect to any such Employee Program.

              (d) None of Seller nor any Parent or any Affiliate (as defined below) (i) has ever maintained any Employee Program which has been subject to Title IV of ERISA or Section 412 of the Code (including, but not limited to, any Multiemployer Plan (as defined below)) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

              (e) With respect to each Employee Program maintained by or on behalf of a Seller or any Parent within the three years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) all other materials reasonably necessary for Buyer to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

              (f) Each Employee Program maintained in connection with the MacGregor Dental Centers business of the date hereof is subject to termination by the Board of Directors or general partner of the relevant entities without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination.

              (g)    For purposes of this Section 2.19:

                     (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock or cash option plans, restricted stock plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

                     (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

                     (iii) An entity is an "Affiliate" of Seller or any Parent if it would have ever been considered a single employer with Seller or such Parent under ERISA Section 4001(b) or part of the same "controlled group" as Seller or any Parent for purposes of ERISA Section 302(d)(8)(C).

                     (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

       2.20   Environmental Matters.

              (a) Except as set forth in Section 2.20 of the Disclosure Schedule and except to the extent that they do not have a material adverse effect on the business, operations, results of operations, assets, conditions (financial or other) or prospects of the MacGregor Dental Centers business taken as a whole, (i) Seller and Parents have never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below) in violation in any material respect of any applicable Environmental Law; (ii) to the best knowledge of Seller and Parents no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used in connection with the MacGregor Dental Centers business, or has ever come to be located in the soil or groundwater at any such site in violation in any material respect of any applicable Environmental Law; (iii) to the best knowledge of Seller and Parents no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used in connection with the MacGregor Dental Centers business for treatment, storage, or disposal at any other place in violation in any material respect of any applicable Environmental Law; (iv) neither Seller nor any Parent presently owns, operates, leases, or uses, nor has any of them previously owned, operated, leased, or used any site on which underground storage tanks are or were located in violation in any material respect of any applicable Environmental Law; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used in connection with the MacGregor Dental Centers business in connection with the presence of any Hazardous Material.

              (b) Except as set forth in Section 2.20 of the Disclosure Schedule and except to the extent that they do not have a material adverse effect on the business, operations, results of operations, assets, conditions (financial or other) or prospects of the MacGregor Dental Centers business taken as a whole, (i) neither Seller nor any Parent has any liability under, nor has it ever violated in any material respect, any Environmental Law (as defined below); (ii) Seller and Parents and each property owned, operated, leased, or used in connection with the MacGregor Dental Centers business, and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; (iii) neither Seller nor any Parent has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or within the last five years received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim directed to Seller or any Parent with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) neither Seller nor any Parent has any knowledge or reason to know that any of the items enumerated in clause
(iii) of this paragraph will be forthcoming.

              (c) Except as set forth in Section 2.20 of the Disclosure Schedule, and except to the extent that they do not have a material adverse effect on the business, operations, results of operations, assets, conditions (financial or other) or prospects of the MacGregor Dental Centers business taken as a whole, to the best knowledge of Seller and Parents, no site owned, operated, leased, or used in connection with the MacGregor Dental Centers business contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

              (d) Seller and Parents have provided to Buyer copies of all documents, records, and information available to them concerning any environmental or health and safety matter relevant to the Subject Assets, whether generated in connection with the MacGregor Dental Centers business or otherwise, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

              (e) For purposes of this Section 2.20, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law;
(ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) "Environmental Law" shall mean any environmental or Hazardous Material-related law, regulation, rule or ordinance, at the foreign, federal, state, or local level.

       2.21 List of Certain Employees and Suppliers. Section 2.21 of the Disclosure Schedule contains a list of all managers, employees and consultants and independent contractors (including dentists and related professional corporations) of the MacGregor Dental Centers business who, individually, have received or are scheduled to receive compensation or payments for the fiscal year ended and ending December 31, 1995 in excess of $100,000. In each case such Schedule includes the current job title and aggregate annual compensation of each such individual. Section 2.21 of the Disclosure Schedule sets forth a list of all suppliers to whom the MacGregor Dental Centers business made payments aggregating $100,000 or more during the fiscal year ended December 31, 1995 showing, with respect to each, the name, address and dollar volume involved. To the knowledge of Seller and Parents, no supplier has any plan or intention to terminate or reduce its business with the MacGregor Dental Centers business or to materially and adversely modify its relationship therewith.

       2.22 Employees; Labor Matters. The MacGregor Dental Centers business employs approximately 120 full-time employees and fewer than three part-time employees, has contracts with approximately 71 dentists and generally enjoys a good employer-employee relationship. Neither Seller nor any Parent is delinquent in payments to any of its employees or dentists for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees or dentists, no severance or other payments (including without limitation payments required by the Workers' Adjustment, Detraining, and Notification Act) will become due. The MacGregor Dental Centers business has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment or services. Seller and each Parent are in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or to the best knowledge of Seller and Parents threatened against or involving the MacGregor Dental Centers business. No question concerning representation exists respecting the employees of Seller or any Parent. To the best knowledge of Seller and Parents, there are no grievances, complaints or charges that have been filed under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on the MacGregor Dental Centers business. No arbitration or similar proceeding is pending and no claim therefor has been asserted. To the best knowledge of Seller and Parents, no collective bargaining agreement is in effect or is currently being or is about to be negotiated by Seller or any Parent. Seller and Parents are, and at all times since November 6, 1986 have been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986. There are no changes of which Seller or any Parent has knowledge pending or threatened with respect to (including, without limitation, resignation of) the senior management or key supervisory personnel or dentists of the MacGregor Dental Centers business nor has Seller or any Parent received any notice or information concerning any prospective change with respect to such senior management or key supervisory personnel.

       2.23   Material Relationships; Government Contracts.

              (a) To the best knowledge of Seller and Parents, the relationships with the customers, Health Care Providers and the parties to the contracts referred to in Section 2.13(a)(xvi) of the MacGregor Dental Centers business are good commercial working relationships. To the best knowledge of Seller and Parents, no Health Care Provider or DMO with which the MacGregor Dental Centers business does business has any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with such business or to decrease materially or limit its purchase of the services of such business. Except as set forth in Section 2.23(a) of the Disclosure Schedule, no DMO relationship or material contract or other material business relationship of either Seller has been terminated in the past year.

              (b) The Subject Assets do not include any contracts or subcontracts which any government (including any municipal government) or governmental agency or activity, and none of Seller or any Parent is ineligible to submit bids to any DMO.

       2.24 Disclosure. Except as set forth in Section 2.24 of the Disclosure Schedule, to the best knowledge of Seller and Parents, the representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Seller and Parents to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

       2.25 Investment Representations. Seller, in connection with its acquisition of Common Stock, represents that it is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). Seller represents to Buyer that it is acquiring such Common Stock for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. Seller acknowledges that the Common Stock of Buyer has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless it is subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available. Seller represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and making an informed investment decision with respect thereto.

       Seller and Parents acknowledge and agree that the following legend shall be typed on each certificate evidencing shares of Common Stock issued hereunder:

       THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

       THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS' AGREEMENT DATED AS OF FEBRUARY 5, 1996, INCLUDING THEREIN CERTAIN RESTRICTIONS ON TRANSFER, AND VOTING REQUIREMENTS. A COMPLETE AND CORRECT COPY OF THIS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.


ARTICLE 3.    COVENANTS OF SELLER AND PARENTS.

       3.1 Making of Covenants and Agreements. Seller and Parents jointly and severally make the covenants and agreements as set forth in this Section 3, which shall apply with respect to the period from the date hereof to the Closing and, to the extent contemplated herein, thereafter.

       3.2 Payment of Obligations. Both prior to and subsequent to the Closing, Seller and its affiliates shall pay all of the Excluded Liabilities in the ordinary course of business as they become due.

       3.3 Collection of Assets. Subsequent to the Closing, Buyer and its assignees shall have the right and authority to collect all receivables and other items transferred and assigned by Seller hereunder and to endorse with the name of Seller or any of its affiliates any checks received on account of such receivables or other items, and Seller and each Parent agree that it will promptly transfer or deliver to Buyer and its assignees from time to time, any cash or other property that it may receive on or after February 1, 1996 with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items included in the assets transferred to Buyer pursuant to this Agreement.

       3.4 Availability of Records. After the Closing, Seller and each Parent shall make available to Buyer as reasonably requested by Buyer in connection with its business purposes or by any taxing authority, and at Buyer's expense, any and all information, records or documents relating to the MacGregor Dental Centers business conducted prior to the Closing Date and related personnel retained by it, in respect of periods prior to Closing and shall also make available to Buyer and its assignees, as reasonably requested by Buyer, personnel responsible for preparing or maintaining information, records and documents, both in connection with tax matters as well as litigation. Seller and each Parent shall preserve all such information, records and documents until the later of six years after the Closing or the expiration of all statutes of limitations or extensions thereof. Prior to destroying any records related to the MacGregor Dental Centers business conducted prior to the Closing Date, Seller and Parents shall notify Buyer of their intent to destroy such records and will permit the Buyer to retain any such records if it wishes to do so. Seller and each Parent agrees to hold all information relating to the MacGregor Dental Centers business in strict confidence from and after the Closing.

       3.5 Use of Name. On or promptly following the date of the Closing, MDC shall file duly approved amendments to its charter or equivalent documents changing its corporate or partnership names so as to delete reference to "MacGregor," "MacGregor Dental Centers," "MacGregor Dental" or any variant thereof or related acronym and thereafter Seller and Parents shall refrain from any use of such trade names or any associated logos.

       3.6 Net Worth. Seller and Parents agree that Seller, MDCI, SMI, MDC and Shears General shall maintain a consolidated net worth of not less than $2.75 million through August 1, 1997; provided, however, that in the event any claim for indemnification is held over thereafter in accordance with Section 7.2(c), then such net worth shall be maintained after such date in an amount equal to the lesser of $2.75 or the amount of such claim.

       3.7 Real Estate Lease Matters. Seller and Parents hereby jointly and severally agree that they will guarantee the full and prompt performance by Buyer or its subsidiary of those real estate leases for which the prior written consent of the relevant landlord to assignment has not been obtained as of the date hereof as identified in Section 2.5(b)(i) of the Disclosure Schedule (excluding the Prudential leases identified thereon) if and to the extent required to obtain a consent to such assignment and a release or subordination of the related landlord's lien to liens in favor of NationsBank of Texas, N.A., as agent (the "Agent") for the lenders identified in the Loan Agreement dated as of February 5, 1996 (the "Senior Lien"), such guarantee being for the benefit of Buyer and the landlords thereunder. Seller and Parents hereby further agree to use their best efforts to obtain any required consents to lease assignments promptly. Any guarantee delivered pursuant to this Section 3.7 with respect to a lease shall terminate at such time as the relevant landlord shall have granted an unconditional consent in writing, including a subordination to the Senior Lien or release of the related landlord's lien, unless and to the extent that a continuation of such guarantee is required to obtain such a consent. Buyer in turn agrees for the benefit of Seller and Parents to perform its obligations under all leases for which Seller and/or any Parent executes a guarantee in accordance with their terms.


SECTION 4.    REPRESENTATIONS AND WARRANTIES OF BUYER.

       4.1 Making of Representations and Warranties. As a material inducement to Seller and Parents to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to Seller and Parents contained in this Section 4.

       4.2 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

       4.3 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement, each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement, the Stock Purchase Agreement dated as of February 5, 1996, executed in connection herewith, the Stockholders' Agreement, the Employment Agreement and the Non-Competition Agreement, and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each such agreement, document and instrument have been duly authorized by all necessary action of Buyer or such subsidiary and no other action on the part of Buyer or such subsidiary is required in connection therewith. This Agreement and each such agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitute valid and binding obligations of Buyer or such subsidiary enforceable in accordance with their terms.

       The execution, delivery and performance by Buyer of this Agreement and each such agreement, document and instrument:

                     (i) do not and will not violate any provision of the Amended and Restated Certificate of Incorporation or by-laws (or the equivalent) of Buyer;

                     (ii) do not and will not violate any laws of the United States or any state or any other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made, and

                     (iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or other agreement mortgage, lease, permit, order, judgment or decree to which Buyer is a party or by which the property of Buyer is bound or affected, except to the same will not have a material adverse effect of the business of Buyer and its subsidiaries taken as a whole.

       4.4 Litigation. There is no litigation pending or, to the best knowledge of Buyer, threatened against Buyer which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

       4.5 Finder's Fees. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

       4.6 Common Stock. Upon consummation of the transactions contemplated hereby, the shares of Common Stock issued to Seller pursuant to Section 1.3 shall be duly authorized, validly issued, fully paid and non-assessable. As of the date hereof and after giving effect to the transactions contemplated hereby and certain related transactions, including the filing of a Certificate of Amendment to Buyer's Amended and Restated Certificate of Incorporation, the authorized capital stock of Buyer consists of 15,000,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock, 4,800,000 shares of Convertible Participating Preferred Stock and 3,840,000 shares of Redeemable Preferred Stock, of which 5,500,000, zero, 4,800,000 and zero shares, respectively, are issued and outstanding. In addition, Buyer has authorized and reserved for issuance upon conversion of the Convertible Participating Preferred Stock 4,800,000 shares of Common Stock and 3,840,000 shares of Redeemable Preferred Stock, and has reserved an additional 800,000 shares of Class A Common Stock for issuance as options or restricted stock awards under Buyer's 1996 Stock Option and Incentive Plan.


SECTION 5.    COVENANTS OF BUYER.

       5.1 Making of Covenants and Agreements. Buyer hereby makes the covenants and agreements set forth in this Section 5.

       5.2 Availability of Records. After the Closing, Buyer shall make available to Seller and Parents as reasonably requested by them and at their expense or any taxing authority all information, records or documents relating to the Subject Assets and related personnel in respect of all periods prior to Closing and shall preserve all such information, records and documents until the later of six years after the Closing or the expiration of all statutes of limitations or extensions thereof, provided that Seller and Parents shall hold the same in confidence. Buyer shall also make available to Seller and Parents, as reasonably requested by them and at their expense, personnel responsible for preparing or maintaining information, records and documents, both in connection with tax matters as well as litigation. Prior to destroying any records related to the Subject Assets prior to the Closing, Buyer shall notify Seller and Parents of its intent to destroy such records, and Buyer will permit Seller and Parents to retain any such records and at their expense if they wish to do so.


ARTICLE 6. SURVIVAL OF REPRESENTATIONS, WARRANTIES, ARRANGEMENTS, COVENANTS AND OBLIGATIONS.

       All representations, warranties, agreements, covenants and obligations herein or in any Schedule, exhibit or certificate delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto, subject to the provisions of Article 7 hereof. Anything contained herein to the contrary notwithstanding, no party hereto may rely on any representation or warranty made by another party herein or in any Schedule, exhibit or certificate delivered pursuant to this Agreement if the party or parties which made the relevant representation or warranty sustains the burden of demonstrating that the party seeking recovery had actual knowledge at the date hereof that such representation or warranty was not true, complete and accurate in all material respects on and as of the date hereof, and provided such burden is sustained, no Buyer Indemnified Party or Seller Indemnified Party (as hereinafter defined) shall have any right to indemnification pursuant to this Article or otherwise with respect to any such representation or warranty; provided, however, that nothing in this Article 6 shall limit or in any way affect the rights of Buyer Indemnified Parties to indemnification or reimbursement provided in Section 7.1(b), (c), (d), (e) or (f) (subject to Section 7.2), and nothing in this
Article 6 shall limit or in any way affect the rights of Seller Indemnified Parties to indemnification or reimbursement provided in Sections 7.3(b) or (c) (subject to Section 7.4), which shall be available in accordance with the terms thereof regardless of any knowledge or investigation of any party hereto.


ARTICLE 7.    INDEMNIFICATION.

       7.1 Indemnification by Seller and Parents. Each Seller, MDCI, MDC, SMI and Shears General and, subject to Section 7.2(d), Dr. Shears, jointly and severally, agrees to defend, indemnify and hold Buyer, all subsidiaries and affiliates of Buyer (including without limitation stockholders of any of the foregoing other than themselves as to any matter for which they are responsible hereunder) and persons serving as officers, directors, partners, employees or agents of Buyer or such subsidiaries or affiliates thereof other than themselves as to any matter for which they are responsible hereunder (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any and all Claims (as defined in Section 1.2(vii)), whether or not arising out of third-party claims and including any liability under any theory of successor liability, as the same are incurred, and including all amounts paid in investigation, defense or settlement of the foregoing, of any kind or nature whatsoever which may be sustained or suffered by any such Buyer Indemnified Party (a "Loss" or "Losses"), based upon, arising out of, by reason of or otherwise in respect of or in connection with:

              (a) any inaccuracy in or breach of any representation or warranty made by Seller or any Parent in this Agreement or in any Schedule, exhibit or certificate delivered by Seller or any Parent as part of or pursuant to this Agreement;

              (b) any breach of any covenant or agreement made by Seller or any Parent in this Agreement or in any Schedule, exhibit or certificate delivered by Seller or any Parent as part of or pursuant to this Agreement, including without limitation any failure of a Seller to perform and discharge any of the Excluded Liabilities as set forth herein or to convey to Buyer all of the assets used in the MacGregor Dental Centers business, and any breach of
Section 3.6 or 3.7;

              (c) any fees or expenses of Seller or Parents (including legal fees, accounting fees and investment banking fees) relative to this Agreement and the transactions contemplated hereto in excess of the amount contemplated by Section 8.2(a); and

              (d) the Disclosed Matters, but only for amounts in excess of the amounts specified on Schedule 1.2(d);

              (e) any failure to obtain the consent of the relevant landlord to the assignment to Buyer and its subsidiaries by Seller pursuant to this Agreement of any of the real estate leases identified in Section 2.5(b)(i) of the Disclosure Schedule (excluding leases with Prudential), including without limitation any costs associated with moving the related office and any increased rent;

              (f) any matter, liability, obligation or alleged liability or obligation of any Seller or Parent, or relating to the MacGregor Dental Centers business as conducted on or prior to the Closing (including without limitation any unknown or unasserted liability, any and all claims for injury (including death), claims for damage, direct or consequential, relating to malpractice or otherwise (including warranty claims) resulting from or connected with products or services made or provided by or through Seller, any Parent or Health Care Provider on or prior to the Closing, other personal injury or property damage claims relating to events occurring on or prior to the Closing, amounts due in connection with any Employee

Program maintained or contributed to by Seller or any Parent on or prior to the Closing, Claims relating to the performance of the Assumed Contracts through the Closing, any employment related Claim (including any Claim of any Health Care Provider or related professional association) relating to the period through the Closing, any Claim relating to or alleging any failure to comply with applicable laws and/or permitting, licensing or other regulatory requirements in connection with the MacGregor Dental Centers business through the Closing, Claims relating to Taxes of Seller or any Parent, and amounts paid or payable relating to environmental matters including Losses resulting from or in connection with the use, storage or discharge in to the ground, water or atmosphere of any Hazardous Waste or Hazardous Materials or any violation of an Environmental Law which occurred on or prior to the Closing. The rights of Buyer Indemnified Parties to recover indemnification in respect of any occurrence referred to in any of clauses (b) through (f) of this Section 7.1 shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation, warranty or agreement referred to in clause (a) of this Section 7.1); provided, however, that notwithstanding anything herein to the contrary, neither Seller nor any Parent shall be obligated to provide indemnification for, and Buyer shall indemnify Seller and Parents against, any losses arising from, any of the Liabilities assumed hereunder.

       7.2    Limitations on Indemnification by Seller and Parents.

              (a) General Threshold. None of Seller, MDCI, MDC, SMI, Shears General or Dr. Shears shall be obligated to indemnify Buyer Indemnified Parties except to the extent the cumulative amount of all Losses incurred by Buyer Indemnified Parties exceeds Two Hundred Fifty Thousand Dollars ($250,000), which excess cumulative amount shall be recoverable in accordance with the terms hereof; provided, however, that the limitations set forth in this Section 7.2(a) shall not apply to the matters described in Section 7.2(e).

              (b) Maximum Indemnification. None of Seller, MDCI, MDC, SMI, Shears General or Dr. Shears shall be obligated to indemnify Buyer Indemnified Parties after the cumulative amount of all Losses incurred by Buyer Indemnified Parties (including the first $250,000 described in Section 7.2(a)) exceeds Three Million ($3,000,000) Dollars; provided, however, that the foregoing limitation shall not apply to the matters described in Section 7.2(e) except as provided in clause (vi) thereof.

              (c) Time Limits for Claims. No claim for indemnification may be made by any Buyer Indemnified Party unless written notice thereof shall have been received by Seller, MDCI, MDC, SMI, Shears General and Dr. Shears on or prior to August 1, 1997; provided, however, that the limitation set forth in this Section 7.2(c) shall not apply to the matters described to Section 7.2(e), indemnification with respect to which shall expire six (6) months after the termination of the applicable statute of limitations relating to the subject matter covered by such provisions; and provided further, however, that in each case if prior to the applicable date of expiration specific facts shall have become known which are reasonably likely to constitute or give rise to any Loss as to which indemnity may be payable and a Buyer Indemnified Party shall have given written notice in good faith of such facts to Seller, MDCI,

MDC, SMI, Shears General and Dr. Shears in detail, with an explanation of how and under which provisions of this Agreement such facts may give rise to a Loss and providing named persons having knowledge of such facts, and filed suit for indemnification based upon such facts within one year thereafter, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of and any indemnification due in respect thereof shall have been paid.

              (d)    Provision of Indemnity.  Any indemnification pursuant to
Section 7.1 shall be paid by Seller, MDCI, MDC, SMI and/or Shears General; provided, however, that such indemnification shall be paid by Dr. Shears directly only in the event and to the extent such entities for any reason fail to pay it in full within 30 days after the same becomes due and demand has been made in writing therefor.

              (e) Dollar-for-Dollar Claims. Notwithstanding anything contained herein to the contrary, but in all cases subject to Section 7.2(d), Buyer Indemnified Parties shall not be subject to any limitation, whether pursuant to this Section 7.2 hereof or otherwise, and shall be entitled to dollar-for-dollar recovery, in seeking indemnification from any Seller or Parent with respect to the following:

                     (i) Losses arising from fraud or an intentional misrepresentation on the part of Seller or any Parent;

                     (ii) Losses arising from any breach of a covenant by Seller or any Parent, provided that clause (vi) below shall govern with respect to the covenant to pay any Excluded Liabilities described therein with respect to unknown liabilities;

                     (iii) Losses involving a breach by Seller or any Parent of the representations and warranties contained in any of Sections 1.1(a) (last paragraph, second sentence only), 2.4 (first paragraph only), 2.7 or 2.25;

                     (iv) Any Loss relating to Taxes owed by Seller or any Parent;

                     (v)    Losses described in Section 7.1(c) or (e); and

                     (vi) Losses described in Section 7.1(d) or (f), provided, however, that Claims relating to such Losses shall be subject to Section 7.2(b) if they (or their possibility) were not disclosed herein, in the Base Balance Sheet or on the Schedules hereto or known to Seller or Parents at the date hereof or if they are recoverable under
       Section 7.1(d), and in the case of Section 7.1(f) only, indemnification in respect of such unknown liabilities shall be recoverable after and to the extent that the amount thereof exceeds $20,000.

              (f) Exclusive Remedy. Indemnification pursuant to Section 7.1 is the exclusive remedy of Buyer Indemnified Parties against Seller and Parents for matters arising out of the representations, warranties, covenants and agreements of Seller and Parents set forth in this Agreement and the Schedules hereto and certificates delivered in connection herewith after the Closing (without limitation of the rights of Buyer or any of its affiliates under any other agreement contemplated hereby as provided in the terms thereof or by applicable law with respect to any such other agreement, including without limitation the Non-Competition Agreement).

              (g) Insurance. The amount of any Losses suffered, sustained, incurred or required to be paid by any Buyer Indemnified Party shall be reduced by the amount of any insurance proceeds and other amounts paid to such Buyer Indemnified Party by any person not a party to this Agreement.

       7.3 Indemnification by Buyer. Buyer agrees to defend, indemnify and hold Seller and Parents and the persons serving as officers, directors, employees or agents of Seller and Parents (individually a "Seller Indemnified Party" and collectively the "Seller Indemnified Parties") harmless from and against any and all Claims, whether or not arising out of third-party claims and including all amounts paid in respect of Losses (as defined in Section 7.1 hereof) based upon, arising out of, by reason of or otherwise in respect of or in connection with (a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or in any Schedule, exhibit or certificate delivered by Buyer as part of or pursuant to this Agreement; (b) any breach of any covenant or agreement made by Buyer in this Agreement, or in any Schedule, exhibit or certificate, delivered by Buyer as part of or pursuant to this Agreement, or (c) any failure to discharge the Liabilities. The rights of Seller Indemnified Parties to recover indemnification in respect of any occurrence referred to in clause (b) or (c) of this Section 7.3 shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation or warranty referred to in clause (a) of this
Section 7.3.

       7.4    Limitations on Indemnification by Buyer.

              (a) General Threshold. Buyer shall not be obligated to indemnify Seller Indemnified Parties except to the extent the cumulative amount of all Losses incurred by Seller Indemnified Parties exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "Threshold"), which excess cumulative amount shall be recoverable in accordance with the terms hereof; provided, however, that the limitations set forth in this Section 7.4(a) shall not apply to the matters described in Section 7.4(d).

              (b) Maximum Indemnification. Buyer shall not be obligated to indemnify Seller Indemnified Parties after the cumulative amount of all Losses incurred by Seller Indemnified Parties exceeds Three Million ($3,000,000) Dollars; provided, however that the foregoing limitation shall not apply to the matters described in Section 7.4(d).

              (c) Time Limits for Claims. No claim for indemnification may be made by any Seller Indemnified Party unless written notice thereof shall have been received by Buyer on or prior to August 1, 1997; provided, however, that the limitation set forth in this Section 7.4(c) shall not apply to the matters described to Section 7.4(d), indemnification with respect to which shall expire six (6) months after the termination of the applicable statute of limitations relating to the subject matter covered by such provisions; and provided further, however, that in each case if prior to the applicable date of expiration specific facts shall have become known which are reasonably likely to constitute or give rise to any Loss as to which indemnity may be payable and a Seller Indemnified Party shall have given written notice in good faith of such facts to Buyer in detail, with an explanation of how and under which provisions of this Agreement such facts may give rise to a Loss and providing named persons having knowledge of such facts, and filed suit for indemnification based upon such facts within one year thereafter, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of and any indemnification due in respect thereof shall have been paid.

              (d) Dollar-for-Dollar Claims. Notwithstanding anything contained herein to the contrary, Seller Indemnified Parties shall not be subject to any limitation, whether pursuant to this Section 7.4 hereof or otherwise, and shall be entitled to dollar-for-dollar recovery, in seeking indemnification from Buyer with respect to the following:

                     (i) Losses arising from fraud or an intentional misrepresentation on the part of Buyer;

                     (ii) Losses arising from any breach of a covenant by Buyer including without limitation the covenants in Section 8.2(a) and to assume and discharge the Liabilities; and

                     (iii) Losses involving a breach by Buyer of the representations and warranties contained in any of Sections 4.3 (first paragraph) or 4.6.

              (e) Exclusive Remedy. Indemnification pursuant to Section 7.3 is the sole and exclusive remedy of Seller Indemnified Parties against Buyer for matters arising out of the representations, warranties, covenants and agreements of the Buyer set forth in this Agreement and the Schedules hereto and certificates delivered in connection herewith after the Closing (without limitation of the rights of Seller Indemnified Parties under any other agreement contemplated hereby as provided in the terms thereof or by applicable law with respect to any such other agreement).

              (f) Insurance. The amount of any Losses suffered, sustained, incurred or required to be paid by any Seller Indemnified Party shall be reduced by the amount of any insurance proceeds and other amounts paid to such Seller Indemnified Party by any person not a party to this Agreement.

       7.5 Notice; Defense of Claims. Promptly after receipt by an indemnified party of notice of any third party or other claim, liability or expense to which the indemnification obligations hereunder would apply, including in connection with any governmental, employer or malpractice related proceeding, the indemnified party shall give notice thereof in writing to the indemnifying party or parties, but the omission to so notify the indemnifying party or parties promptly will not relieve the indemnifying party or parties from any liability except to the extent that the indemnifying party or parties shall have been materially prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

       In the case of any third party claim, if within twenty (20) days after receiving the notice described in the preceding paragraph, the indemnifying party or parties (i) give written notice to the indemnified party or parties stating that they intend to defend in good faith against such claim, liability or expense at their own cost and expense and (ii) provide assurance reasonably acceptable to such indemnified party or parties that such indemnification will be paid fully and promptly if required and such indemnified party or parties will not incur cost or expense during the proceeding, then counsel for the defense shall be selected by the indemnifying party or parties (subject to the consent of such indemnified party or parties which consent shall not be unreasonably withheld) and such indemnified party or parties shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party or parties are conducting a good faith and diligent defense at their own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party or parties shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the indemnifying party or parties assume such defense in accordance with the preceding sentence, they shall have the right, with the consent of such indemnified party or parties, which consent shall not be unreasonably withheld, to settle all Indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying party or parties' obligation to indemnify such indemnified party or parties therefor will be fully satisfied and the settlement includes a complete release of such indemnified party or parties. The indemnifying party or parties shall keep the such indemnified party or parties apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such indemnified party or parties with all documents and information that such indemnified party or parties shall reasonably request and shall consult with such indemnified party or parties prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such indemnified party or parties shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party or parties and the indemnified party or parties and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for such indemnified party or parties shall be paid by the indemnifying party or parties. If no such notice of intent to dispute and defend is given by the indemnifying party or parties, or if such diligent good faith defense is not being or ceases to be conducted, such indemnified party or parties shall, at the expense of the indemnifying party or parties, undertake the defense of

(with counsel selected by such indemnified party or parties), and shall have the right to compromise or settle, such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party or parties, then such indemnified party or parties shall make available all information and assistance that the indemnifying party or parties may reasonably request and shall cooperate with the indemnifying party or parties in such defense.

       7.6 Satisfaction of Indemnification Obligations. Any indemnity payable pursuant to this Section 7 shall be paid within the later of (a) thirty
(30) days after the indemnified party's request therefor or (b) thirty (30) days prior to the date on which the Loss upon which the indemnity is based is required to be satisfied by the indemnified party.


ARTICLE 8.  MISCELLANEOUS.

       8.1 Bulk Sales Law. Buyer waives compliance by Seller and Parents with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors, and Seller and Parents jointly and severally agree to indemnify and hold Buyer and its affiliates harmless from, and reimburse Buyer and its affiliates for, any loss, cost, expense, liability or damage (including reasonable counsel fees and disbursements and expenses) which Buyer or its affiliates may suffer or incur by virtue of the non-compliance by Seller or any Parent with such laws.

       8.2    Fees, Expenses and Certain Taxes.

              (a) Buyer will pay its fees and expenses in connection with this Agreement and the transactions contemplated hereby. Buyer will also pay the legal, accounting and investment banking fees and expenses of Seller and Parents in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $1,050,000, with Seller and Parents agreeing to pay any such fees and expenses incurred by them in excess of such amount, provided that all fees and expenses of Coopers & Lybrand L.L.P. will be paid by Buyer.

              (b)    (i)    Any and all real property taxes of Seller and its
affiliates shall remain an obligation of and be paid by Seller. Personal property ad valorem taxes relating to the MacGregor Dental Center business for 1996 (due in January 1997) and federal and state unemployment tax relating to the MacGregor Dental Centers business due in April 1996 will be paid by Buyer or its subsidiary, the cash payment under Section 1.3(a) having been reduced by $8,706 in reflection of the portion of such taxes attributable to pre-Closing periods.

                     (ii) Seller agrees that payments in respect of workers compensation insurance for the periods March 1, 1994 to February 28, 1995 and March 1, 1995 through February 29, 1996 in respect of the MacGregor Dental Centers business will be paid promptly by it if and to the extent (and when determined to be) due, provided that Buyer or a subsidiary of Buyer will reimburse Seller for one-twelfth (not to exceed $1,667) of any such payment due in respect of the year ending February 29, 1996, reflecting February operations. Any such payments in respect of the MacGregor Dental Centers business for the year beginning March 1, 1996 will be the responsibility of Buyer.

                     (iii) Recording fees associated with Buyer's assumption of leases of Seller and with any UCC filings in connection with the release or guaranty of security interests shall be paid by Buyer.

       8.3 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Texas without regard to its conflict of laws provisions.

       8.4 Notices. Any notice, request, demand other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid or acknowledgment of receipt. All notices and payments to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO BUYER:            Monarch Dental Corporation
                     6757 Arapaho Road, Suite 779
                     Dallas, TX  75248
                     Attn:  President

With copies to:      Haynes and Boone, LLP
                     3100 Nationsbank Plaza
                     Dallas, TX  75202
                     Attn:  Kenneth K. Bezozo, Esq.

                            and

                     Goodwin, Procter & Hoar
                     Exchange Place
                     Boston, MA  02109
                     Attn:  John R. LeClaire, P.C.

TO SELLER OR
PARENTS:             Dr. Charles G. Shears
                     MacGregor Dental Centers
                     1325 LaConcha Lane
                     Suite 200
                     Houston, TX 77054

With a copy to:      Thompson & Knight, P.C.
                     1700 Pacific Avenue
                     Suite 3300
                     Dallas, TX 75201
                     Attn:  Steven K. Cochran, Esq.

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

       8.5 Entire Agreement. This Agreement, including the Schedules referred to herein and the other writings specifically identified herein or delivered in connection with the transactions contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings, including without limitation the letter dated October 2, 1995.

       8.6 Assignability; Binding Effect. Provided the relevant assignee assumes or agrees to be bound by Buyer's obligations hereunder, this Agreement and any rights hereunder shall be assignable by Buyer to one or more corporations or partnerships controlling, controlled by or under common control with Buyer, directly or indirectly, provided Buyer shall remain liable for its obligations hereunder in connection with any such assignment, or to any successor or acquiror of Buyer or its affiliates or to any entity providing financing in connection with the transactions contemplated hereby or to any successor or assign or such an entity (including without limitation any such successor or assign in connection with any refinancing, renewal or extension of such financing), upon written notice to Seller. This Agreement may not be assigned by Seller or any Parent without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, executors, administrators, estates, heirs and permitted assigns (including without limitation the executors, administrators, estates and heirs of an individual Parent in the event of his or her death).

       8.7 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

       8.8 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

       8.9 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer, and Seller and Parents, or in the case of a waiver, the party or parties waiving compliance.

       8.10 Consent to Jurisdiction; Certain Remedies. Solely for the purpose of allowing a party to enforce its indemnification and other rights hereunder, each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Texas or in the court in which any claim for which indemnification may be sought hereunder is brought against an indemnified party. If any party should default in the performance of its obligations hereunder, the other party or parties, as applicable, shall, in addition to any other of its rights and remedies hereunder or otherwise, be entitled to the remedy of specific performance, and each of the parties hereto expressly waives the defense that a remedy in damages will be adequate.

       8.11   Certain Definitions.  For purposes of this Agreement, the term:

              (a) "affiliate" of a person shall (i) with respect to a person, any member of such person's family (including any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law); (ii) with respect to an entity, any officer, director, stockholder, partner or investor in such entity or of or in any affiliate of such entity; and (iii) with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

              (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

              (c) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization; and

              (d) "subsidiary" of a person means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person.

       IN WITNESS WHEREOF the parties hereto have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives.



                                         BUYER:


ATTEST                                   MONARCH DENTAL CORPORATION


                                         By:  /s/ WARREN F. MELAMED
-----------------------------------         ------------------------------------
Secretary                                   Name:  Warren F. Melamed
[Corporate Seal]                            Title: President


                                         SELLER:


                                         SHEARS VANGUARD LTD.

ATTEST                                   By: Shears Vanguard General, Inc., its
                                             General Partner

                                             By:  /s/ CHARLES G. SHEARS
-----------------------------------             --------------------------------
Secretary                                       Name:  Charles G. Shears
[Seal]                                          Title: President


                                         PARENTS:


ATTEST                                   SHEARS VANGUARD INC.


                                         By:  /s/ CHARLES G. SHEARS
-----------------------------------         ------------------------------------
Secretary                                    Name:  Charles G. Shears
[Seal]                                       Title: President

ATTEST                                   SHEARS VANGUARD SMI INC.


                                         By:   /s/ SOPHIA SHEARS
-----------------------------------         ------------------------------------
Secretary                                   Name:  Sophia Shears
[Seal]                                      Title: President

ATTEST                                   SHEARS VANGUARD GENERAL, INC.


                                         By:  /s/ CHARLES G. SHEARS
-----------------------------------         ------------------------------------
Secretary                                   Name:  Charles G. Shears
[Seal]                                      Title: President

ATTEST                                   MDC DENTAL, INC.


                                         By:  /s/ CHARLES G. SHEARS
-----------------------------------         ------------------------------------
Secretary                                   Name:  Charles G. Shears
[Seal]                                      Title: President




                                         ---------------------------------------
SPOUSE'S CONSENT                         Dr. Charles G. Shears

I acknowledge that I have read the
foregoing Asset Contribution Agreement
and understand the contents thereof.

  /s/ BARBARA W. SHEARS
-----------------------------------